5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone:(972) 668-8800 Contact: Roland O. Burns Sr.Vice President and Chief Financial Officer Web Site: www.comstockresources.com

For Immediate Release	NEWS RELEASE

COMSTOCK RESOURCES,INC. ANNOUNCES
RESULTS OF 2003 DRILLING PROGRAM AND
2004 CAPITAL EXPENDITURE BUDGET

FRISCO, TEXAS, February 5, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE:CRK) announced the results of its 2003 drilling program under which Comstock spent $63.6 million to drill 53 wells (35 development wells and 18 exploratory wells). Comstock drilled an additional four wells in a pilot coal bed methane project in New Mexico which are still being evaluated. Comstock spent an additional $4.8 million on acquisitions of producing properties, $5.2 million on acquiring exploratory acreage and seismic data, $12.8 million on recompletions, workovers and abandonment and $5.2 million on offshore production facilities in 2003 for a total of $91.6 million. Forty- five of the 53 wells drilled in 2003 were completed as producing wells and eight were dry holes or non commercial for an overall 85% drilling success rate in 2003. Of the eighteen exploratory wells drilled last year, fourteen resulted in discoveries and four were dry holes. Overall, Comstock had a 78% drilling success rate in its exploration program in 2003.

Gulf of Mexico Region

Comstock drilled 18 wells (7.4 net) in federal and Louisiana state waters in the Gulf of Mexico. All of these wells were successful. Only five of the new wells drilled were placed on production in 2003. The remaining thirteen wells are expected to be connected to production facilities in 2004. The five completed wells were tested at an per well average rate of 5.6 million cubic feet of natural gas equivalent (“Mmcfe”) per day.

During the fourth quarter, Comstock drilled two additional successful wells in its ongoing redevelopment program of its Ship Shoal 113 Unit. The OCS-G 00066 #V-4 well was drilled to a total depth of 11,824 feet and logged approximately 111 net feet of pay in five sands and the OCS-G 00066 #V-5 well was drilled to a total depth of 10,621 feet and logged approximately 143 net feet of pay in five sands. The Comstock operates and owns a 72% working interest in these wells. Comstock also had three discoveries in the fourth quarter under its exploration program with Bois d’ Arc Offshore Ltd. The OCS-G 22648 #1 well at South Marsh Island Block 220 was drilled to a total depth of 9,966 feet and logged approximately 38 net feet of pay and the OCS-G 22605 #1 well at Vermilion Block 51 was drilled to a total depth of 10,169 feet and logged approximately 74 net feet of pay in five sands. A successful development well was also drilled at Vermilion Block 51, the OCS-G 22605 #2 well. Comstock has a 40% working interest in these wells.

In addition to the 18 wells drilled in the Gulf in 2003, Comstock has drilled four additional successful wells in the Gulf of Mexico so far in 2004. Comstock has another successful well in the Ship Shoal 113 Unit with the OCS-G 00069 #23 well which was drilled to a total depth of 11,219 feet and logged approximately 151 net feet of pay in six sands. Comstock operates and owns a 90% working interest in this well. To date in 2004 Comstock has also drilled three successful wells with Bois d’ Arc Offshore Ltd. including a second successful well at Vermilion Block 122 with the OCS-G 22620 #2 which was drilled to a total depth of 12,558 feet and logged approximately 53 net feet of pay in two sands. Other wells drilled include a successful reentry of a well at South Timbalier Block 11 which should reestablish production in a reservoir which was lost when an earlier well had mechanical problems and another delineation well at South Pelto Block 22. The OCS-G 18054 No. 5 STK Well was

drilled to a total depth of 18,001 feet. The No. 5 appraisal well logged 291 net feet of pay in nine sands including sands in a new fault block adjacent to the fault block that was tested by the No. 2 discovery well. A four-pile production facility is currently under construction and is anticipated to be installed by the end of the first quarter to allow production start up from the three successful wells in the second quarter. Comstock has a 29% working interest in the South Pelto Block 22.

South Texas Region

Comstock has drilled thirteen wells (4.5 net) in its South Texas region in 2003. Nine of the thirteen wells were successful. Seven of the South Texas wells were drilled on the Ball Ranch where Comstock has a 20% working interest. Six were successful with one dry hole. The six successful wells were tested at an average per well of 8.1 Mmcfe per day rate. The remaining six wells were drilled to test seismic defined exploratory prospects. Three of these wells, 1.3 net wells, resulted in new discoveries and three were dry holes. The three discovery wells have been tested at an average per well of 6.6 Mmcfe per day rate.

Southeast Texas Region

In the Southeast Texas Region, Comstock drilled three wells (1.7 net) in 2003. These wells were drilled to further delineate Comstock’s Hamman #1 discovery well which was drilled one and a half miles south of the Company’s Double A Wells field in Polk County, Texas in 2002. The Hamman #2 well drilled to the North of the discovery was not successful. The Collins #2 well which was drilled to the southwest of the discovery to a depth of 15,525 feet discovered approximately 58 net feet of pay in the Woodbine formation. This well was tested at 5.7 Mmcfe per day rate. The Hamman #3 drilled to the southeast of the original discovery was drilled to a depth of 15,150 feet and encountered approximately 25 net feet of pay in the Woodbine formation. This well was tested at 8.1 Mmcfe per day rate. Comstock owns a 58% working interest and is the operator of these wells.

East Texas / North Louisiana and Other Regions

In 2003, Comstock drilled 5 wells (2.4 net) in the East Texas and North Louisiana region. Four of these wells were successful development wells and one was an unsuccessful exploratory test drilled in North Louisiana. The successful wells have been tested at a per well average rate of 1.7 Mmcfe per day. Comstock also drilled 13 shallow wells (13 net wells) in its New Albany Shale Gas field in Kentucky. Eleven of these wells were successful and two were dry holes.

2004 Drilling Program

Comstock also announced today that its capital expenditure budget for development and exploration activities for 2004 is $110 million. This represents a 27% increase over the $86.8 million spent in 2003 for development and exploration activities. In its 2004 drilling program, Comstock currently plans to drill 61 wells (35.6 net wells). Of the wells planned, 28 wells are development wells and 33 are exploratory wells. Exploration related projects will represent approximately 66% of the total amount budgeted in 2004.

Comstock’s Offshore Gulf of Mexico operating region will account for the largest portion of the 2004 budget with forecasted expenditures of $67 million. Comstock expects to drill 24 offshore wells in the shallow Gulf of Mexico including five deep shelf wells. Comstock expects to spend $20 million in its Southeast Texas region to drill six wells in 2004 including wells in its Ross prospect area as well as to test its deep Woodbine Robin prospect, where a 3-D seismic shoot is currently underway. Comstock expects to spend $15 million in its South Texas region to drill 15 wells in 2004. Many of these wells will be drilled to continue to develop Ball Ranch as well as to test other 3-D seismic defined prospects that Comstock has in this region. The remaining $8 million will be spent on Comstock properties in its East Texas/North Louisiana region as well as on its properties in Kentucky. Comstock plans to drill six development wells in East Texas and North Louisiana and ten development wells in the New Albany Shale Gas field in Kentucky.

2003 Financial Results

Comstock also announced that it expects its fourth quarter 2003 financial results to include a $4.3 million ($2.8 million after tax) impairment of certain of its oil and gas properties. The impairment is a result of the Company’s book cost for several minor fields exceeding the estimated value of their related proved oil and natural gas reserves as of December 31, 2003.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.